Exhibit 99.3
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
     This Second Amendment made as of July 9, 2008 relates to the Stock Purchase Agreement entered into as of February 12, 2008, by and among Iroquois Master Fund, Ltd. and Ellis Capital LP (“Buyers”) and Rudolf and Doris Gunnerman (“Gunnerman”) as amended pursuant to written agreement dated as of April 18, 2008.
     For mutual good and valuable consideration and the mutual covenants, conditions and agreements herein contained, and other good and valuable consideration and intending to be legally bound, the parties hereto hereby agree as follows:
     1. The Purchase Price of the 1,250,000 shares of Common Stock subject to the Stock Purchase Agreement is reduced to $1.50 per share of Common Stock.
     2. Buyers hereby notify Gunnerman and the Escrow Agent that Buyers are exercising in full their right to purchase 1,250,000 share of Purchased Stock at the per share Purchase Price of $1.50 as follows:

	Shares of	Aggregate
Buyer	Purchased Stock	Purchase Price
Ellis Capital LP	375,000	$ 562,500.00
Iroquois Master Fund Ltd.	875,000	$1,312,500.00
     3. The procedures set forth in the Escrow Agreement shall apply to the payment and release of the Second Closing Purchase Price (as defined in the Escrow Agreement) and reissuance and release of the Second Closing Shares (as defined in the Escrow Agreement).
     4. Buyers hereby release Gunnerman from the sale restrictions of a Lockup Agreement dated as of February 12, 2008, made by Gunnerman for Buyers’ benefit.
     5. Capitalized terms employed herein shall have the meanings given to them in the Stock Purchase Agreement.
     6. Except as modified herein, all of the terms of the Stock Purchase Agreement remain in full force and effect.
     7. All of the venue, jurisdiction, notice and miscellaneous provisions of the Stock Purchase Agreement apply to this Second Amendment.
     8. This Second Amendment shall be effective immediately.
     IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the first date above written.

/s/ Rudolf Gunnerman RUDOLF GUNNERMAN	/s/ Doris Gunnerman DORIS GUNNERMAN
PURCHASERS

IROQUOIS MASTER FUND LTD.	ELLIS CAPITAL LP

/s/ Richard Abbe By: Richard Abbe	/s/ Martin Chopp By: Martin Chopp
Its: Authorized Signatory	Its: Authorized Signatory
The Escrow Agent acknowledges receipt of this Second Amendment.

/s/ Grushko & Mittman, P.C. GRUSHKO & MITTMAN, P.C. – Escrow Agent